EXHIBIT 99.2

AMENDMENT, dated May 20, 2008 (this “Amendment”), to the 2006 Stock Incentive Plan (the “Plan”) of Time Warner Cable Inc. (the “Company”).

WHEREAS the Company has previously established the Plan to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards;

WHEREAS Time Warner Inc., the parent corporation of the Company, Time Warner Entertainment Company, L.P., TW NY Cable Holding Inc., Warner Communications Inc., Historic TW Inc. and American Television and Communications Corporation propose to execute a Separation Agreement, dated as of May 20, 2008 (the “Separation Agreement”);

WHEREAS, the Company desires to make certain amendments to the Plan, including for the purpose of clarifying the operation of the Plan in connection with the payment of the Special Dividend and the Separation;

WHEREAS, among other things, the proposed amendments to the Plan include a 25,000,000 increase to the number of Shares reserved for issuance pursuant to the Plan that are not subject to Awards outstanding immediately prior to the Separation Date (such number of Shares reserved for issuance, the “Future Reserve”), which additional number of Shares is less than the number of Shares by which the Committee might otherwise have, pursuant to Section 10(a) of the Plan, deemed equitable to increase the Future Reserve; and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board have approved this Amendment.

NOW, THEREFORE, the Plan is amended as follows:

SECTION 1. Definitions. (a) The following definitions are hereby added to Section 2 of the Plan, with the lettering of the definitions in the Plan adjusted accordingly, effective as of the Separation Date:

“Make-Up Awards” means a grant of Awards to Post-Separation TWCable Employees that may be made by the Committee if the Committee determines that such grant is necessary or appropriate to compensate Post-Separation TWCable Employees for any lost or decreased value of TWX Equity Compensation Awards that they hold immediately prior to the Separation due to the forfeiture of such TWX Equity Compensation Awards or a reduction in the time period to exercise any such TWX Equity Compensation Awards that are stock options.

“Post-Separation TWCable Employee” has the meaning ascribed thereto in the Separation Agreement.

“Recapitalization” has the meaning ascribed thereto in the Separation Agreement.

“Separation” has the meaning ascribed thereto in the Separation Agreement

“Separation Agreement” means the Separation Agreement, dated as of May 20, 2008, among Time Warner Inc., the parent corporation of the Company, Time Warner Entertainment Company, L.P., TW NY Cable Holding Inc., Warner Communications Inc., Historic TW Inc. and American Television and Communications Corporation.

“Separation Date” has the meaning ascribed thereto in the Separation Agreement.

“Special Dividend” has the meaning ascribed thereto in the Separation Agreement.

“TWCable Common Stock” has the meaning ascribed thereto in the Separation Agreement.

“TWX Equity Compensation Award” has the meaning ascribed thereto in the Separation Agreement.

“Yearly Share Limit” means the maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, expressed as a percentage of the number of Shares outstanding on December 31 of the immediately preceding calendar year, as set out in Section 3 of the Plan.

(b) The following definitions are amended to read as follows:

“Shares” means shares of Class A Common Stock of the Company, $.01 par value per share, unless and until the effective date of the Recapitalization, in which case, “Shares” shall mean TWCable Common Stock.

SECTION 2. Adjustments. (a) The following sentence is hereby added to the end of Section 10(a) of the Plan, effective as of the Separation Date:

“Notwithstanding the foregoing, in recognition of the Separation and the Special Dividend, (A) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number that is, as contemplated by the foregoing, determined by the Committee to be equitable to adjust Options held by Post-Separation Cable Employees or other Option holders immediately prior to the Separation Date to account for any decrease in the Fair Market Value per Share resulting from the Special Dividend, it being understood that the Committee shall also exercise its power under the Plan to equitably adjust the exercise price of such Options to reflect the Special Dividend, (B) the number of Shares reserved for issuance pursuant to the Plan shall be increased by 25,000,000 in addition to the increase provided for in clause (A), (C) the Yearly Share Limit shall be increased from the previously-applicable 1.5% to 1.75% and (D) both the shares underlying the Option adjustment contemplated by clause (A) and the shares underlying the Make-Up Awards shall not be included in determining whether the Yearly Share Limit has been exceeded; provided that the Committee shall not make any adjustments to the number of Shares or other securities reserved for issuance pursuant to the Plan or the Yearly Share Limit in connection with the Separation or the Special Dividend, other than the adjustments described herein.”

(b) The reference in Section 3 of the Plan is hereby changed from “1.5%” to “1.75%.”

SECTION 3. Vesting of Make-Up Awards. The following proviso is hereby added to the last sentence of Section 9(a) of the Plan, effective as of the Separation Date:

“provided that, for purposes of this sentence, any Other Stock-Based Awards granted by the Committee in its discretion as “Special Make-Up Awards” (as defined below) shall not be included in determining the percentage of Other Stock-Based Awards settled in Shares that are subject to time-based vesting that vest and become payable less than three years after the date of grant. For purposes of this Section 9(a), a “Special Make-Up Award” means a Make-Up Award that is intended to compensate for any lost or decreased value of a TWX Equity Compensation Award which is a restricted stock unit award or which makes up for a loss or forfeiture of the intrinsic value of a TWX Equity Compensation Award that is an option.”

SECTION 4. Miscellaneous. (a) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. The captions of this Amendment are not part of the provisions hereof and shall have no force or effect.

(b) Capitalized terms used but not defined herein shall have the meanings ascribed them in the Plan.

(c) This Amendment shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(d) The effectiveness of this Amendment is subject to the execution of the Separation Agreement and the consummation of the transactions contemplated by the Separation Agreement.

(e) Except as otherwise expressly set forth herein, all provisions of the Plan as previously in effect shall continue in full force and effect.